Exhibit 99.1


For Immediate Release
---------------------

                  ATMI REPORTS FIRST QUARTER FINANCIAL RESULTS

      DANBURY, CT -- April 20, 2005 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced revenues of $66.1 million for the first quarter of 2005, an increase of 18% from $56.0 million in the first quarter of 2004, and a 2% increase from $64.9 million in the fourth quarter of 2004.

      Doug Neugold, ATMI President and Chief Executive Officer, said, "ATMI's strategy of working with the world's leading integrated circuit producers to provide key materials for their most advanced chips holds excellent prospects for long term sustainable growth. While it's clear that certain sectors in our industry are feeling pressure, our product portfolio leaves our growth expectations for 2005 unchanged."

      Net income for the first quarter of 2005 was $6.1 million, or $0.19 per diluted share. For the first quarter of 2004, on a comparable basis, income from continuing operations was $4.0 million, or $0.12 per diluted share, and net income was $0.19 per diluted share as reported, which included $0.07 per diluted share related to discontinued operations and the gain on the sale of the one discontinued operation divested during that first quarter of 2004. Net income for the fourth quarter of 2004, on a comparable basis and reported as income from continuing operations, was $3.9 million, or $0.13 per diluted share - which included the impact of a $0.09 per share special charge related to the write-down of a strategic equity investment. Net income as reported in total was $0.22 per diluted share in the fourth quarter of


                                     -more-

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ATMI Reports First Quarter Financial Results -- Page 2 of 5


2004, which included $0.09 per share related to discontinued operations and the sale of the last of our discontinued operations during that quarter.

      "We have deepened several strategic key account relationships through our broad product portfolio, development activity in emerging materials, and value-added applications support for all these products," said Neugold. "Overall, worldwide wafer starts for the first quarter were somewhat softer than expected, yet we continue to believe growth for the year will be in the 5% to 7% range. Copper wafer starts remain strong, and we believe on course to increase by 30% this year."

      Dan Sharkey, Chief Financial Officer said, "In an environment where global wafer starts were slightly down from the previous quarter, our revenues grew due to our product strength in leading edge processes. Gross margins improved slightly quarter-on-quarter to 51.7% for the first quarter versus 51.5% for the fourth quarter of last year, and up from 48.6% in the first quarter of 2004. SG&A included incremental spending for litigation as a result of increased activity in our patent lawsuit, which reduced earnings by $0.02 per share as compared to the fourth quarter of 2004. For the second quarter, we anticipate revenues between $65 and $69 million, with earnings per share between $0.18 and $0.23, based on our belief that worldwide wafer starts should increase slightly and that copper wafer start growth will continue at current levels.

      During the first quarter, ATMI announced it would call its $115 million convertible subordinated notes due in 2006. The debt was retired just after the end of the quarter, and all debt holders elected to convert into ATMI common shares.

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ATMI Reports First Quarter Financial Results -- Page 3 of 5



ATMI issued 5,183,095 shares to the note holders on April 8. With the elimination of the interest expense associated with this retired debt, the dilutive effect of the additional shares is nominal at current earnings levels."

      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses; and other factors described in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.


Note: A conference call (800.289.0743) discussing financial results will begin at 11:00 a.m. Eastern time, April 20th, 2005. A replay (888.203.1112, PIN 4763788) of the call will be available for 48 hours. An audio webcast of the conference call will be available for 30 days on atmi.com.

                                     # # # #

                                  TABLES FOLLOW

For more information contact:
      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com
      ------------------

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ATMI Reports First Quarter Financial Results -- Page 4 of 5


                                   ATMI, INC.
                         SUMMARY STATEMENTS OF OPERATION
                      (in thousands, except per share data)

                                                          Three Months Ended
                                                          ------------------
                                                               March 31,
                                                               ---------
                                                          2005           2004
                                                       --------        --------

Revenues                                               $ 66,097        $ 56,019
Cost of revenues                                         31,913          28,792
                                                       --------        --------
Gross profit                                             34,184          27,227
Operating expenses
  R & D                                                   5,284           4,741
  S, G, & A                                              19,434          15,684
                                                       --------        --------
                                                         24,718          20,425

Operating income                                          9,466           6,802

Other expense, net                                         (333)           (697)
                                                       --------        --------

Income before income taxes                                9,133           6,105

Income taxes                                              3,082           2,137
                                                       --------        --------

Income from continuing operations                         6,051           3,968
                                                       --------        --------

Income from operations of
  discontinued operations                                  --             1,120
Gain on disposal of
  discontinued operations                                  --             1,024
                                                       --------        --------

Net income                                             $  6,051        $  6,112
                                                       ========        ========

Diluted earnings per share
  from continuing operations                           $   0.19        $   0.12

Diluted earnings per
  share from operations of
  discontinued operations                                              $   0.04

Diluted earnings per share
  from gain on disposal of
  discontinued operations                                              $   0.03

Diluted earnings per share                             $   0.19        $   0.19

Weighted average shares outstanding                      32,004          31,739

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ATMI Reports First Quarter Financial Results -- Page 5 of 5


                                   ATMI, INC.
                             SUMMARY BALANCE SHEETS
                                 (in thousands)


Balance Sheet Highlights                                March 31,   December 31,
                                                        ---------   ------------
                                                          2005          2004
                                                        --------      --------
Assets
   Cash & marketable securities                         $237,057      $238,960
   Accounts receivable, net                               43,762        43,680
   Inventory, net                                         40,285        36,918
   Other current assets                                   29,497        31,340
                                                        --------      --------
      Total current assets                               350,601       350,898
   Fixed assets, net                                      75,078        69,758
   Other assets                                           48,435        49,444
                                                        --------      --------
        Total assets                                    $474,114      $470,100
                                                        --------      --------

Liabilities and stockholders' equity
   Accounts payable                                     $ 13,575      $ 16,174
   Short-term debt                                           154           220
   Other current liabilities                              34,113        37,875
                                                        --------      --------
     Total current liabilities                            47,842        54,269
   Long-term debt                                        115,060       115,084
   Other long-term liabilities                             3,057         3,171
   Stockholders' equity                                  308,155       297,576
                                                        --------      --------
      Total liabilities & stockholders' equity          $474,114      $470,100
                                                        --------      --------